EXHIBIT 99.1

            Contact:  Claudine Cornelis/Stephanie Sampiere of Financial Dynamics
                                                                    212.850.5600
                                           Steve Feldman - CFO/ Barneys New York
                                                                    212.450.8613

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

          BARNEYS NEW YORK, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR
      OPERATING RESULTS; COMP STORE SALES INCREASE 9.6% AND NET INCOME UP
                          13.7% IN THE FOURTH QUARTER


New York, N.Y., March 23, 2004 - Barneys New York, Inc. today announced results for the fourth quarter and fiscal year ended January 31, 2004.

Net sales for the fourth quarter increased 10.9% to $117.5 million from $106.0 million in the corresponding period last year. Comparable store sales increased 9.6%. Earnings before interest, taxes, depreciation and amortization (EBITDA) increased 19.6% to $13.4 million in the fourth quarter of 2003 compared to $11.2 million in the prior year period. Net income increased 13.7% to $6.3 million, or 44 cents per diluted share, for the fourth quarter, compared with $5.6 million, or 40 cents per share, in the year ago period.

For the fiscal year ended January 31, 2004, net sales increased 6.8% to $409.5 million from $383.4 million for the fiscal year ended February 1, 2003. Comparable store sales increased 6.2%. EBITDA increased 11.8% to $34.5 million in the fiscal year ended January 31, 2004 compared to $30.9 million in the prior year. Net income was $7.1 million, or 50 cents per diluted share, for the fiscal year ended January 31, 2004, compared with $8.5 million, or 61 cents per share, in the prior year.

As compared to the prior year comparable periods, net income for the fourth quarter ended January 31, 2004 includes higher interest expense of $1.4 million and net income for the fiscal year ended January 31, 2004 includes higher interest expense of $4.1 million, principally related to the Company's senior secured notes issued on April 1, 2003.

"Strong sales in the last three quarters of fiscal year 2003 were the cornerstone of our successful year," stated Howard Socol, Chairman, President and Chief Executive Officer. "Improved full price selling in the fourth quarter helped increase total sales and sustain our gross margin. Our solid top-line growth coupled with disciplined expense controls, contributed to the Company's double-digit increases in operating income and EBITDA for both the fourth quarter and fiscal year. While the senior debt refinancing completed in the first quarter of 2003 increased our interest expense and impacted our net income throughout most of the year, the refinancing was clearly an important step towards strengthening the Company's financial condition."

Mr. Socol continued, "Significant remodeling and expansion projects will be completed in 2004 at our Madison Avenue and Beverly Hills flagship stores intensifying our luxury business in those markets. Barneys' ongoing contemporary Co-Op business expansion in existing and new stores is broadening both our reach as we enter new markets, and our client base by targeting the younger designer customer. The Company is committed to maximizing productivity in its existing stores, expanding in a disciplined manner, providing exceptional customer service and executing key merchandising initiatives. Our strategic focus should enable us to capitalize on the current momentum in luxury retailing and on the Company's future growth prospects."

Barneys New York is a luxury retailer with flagship stores in New York City, Beverly Hills and Chicago. In addition, the Company operates three regional full price stores, three CO-OP Barneys New York stores, twelve outlet stores and two semi-annual warehouse sale events. The Company also maintains corporate offices in New York City, an administrative and distribution center in Lyndhurst, New Jersey and has approximately 1,400 employees.

Except for the historical information contained herein, information set forth in this release may contain "forward looking statements" within the meaning of the federal securities laws. These statements include, among others, statements regarding the Company's expected business outlook, anticipated financial and operating results, the Company's business strategy and means to implement the strategy, the Company's objectives, the amount and timing of future store openings and capital expenditures, the likelihood of success in expanding the Company's business, financing plans, working capital needs and sources of liquidity. Forward looking statements are subject to risks and uncertainties which could cause the Company's actual results or performance to differ materially from those expressed or implied in such statements. For additional information about the Company and its various risk factors, reference is made to the Company's Annual Report on Form 10-K for the fiscal year ended February 1, 2003, as filed with the Securities and Exchange Commission.

                     Barneys New York, Inc. and Subsidiaries

                 Condensed Consolidated Statements of Operations
                    (In thousands, except per share amounts)

                                   (UNAUDITED)

                                                                    THREE MONTHS ENDED              FISCAL YEAR ENDED
                                                                 JANUARY 31,    FEBRUARY 1,     JANUARY 31,   FEBRUARY 1,
                                                                    2004          2003           2004            2003
                                                                ------------  ------------     ------------  ------------
Net sales                                                       $   117,492   $   105,985      $   409,477   $   383,363
Cost of sales                                                        61,547        55,512          221,496       204,015
                                                                ------------  ------------     ------------  ------------

          Gross profit                                               55,945        50,473          187,981       179,348

Expenses:

  Selling, general and administrative expenses
   (including occupancy costs)                                       43,896        41,100          159,364       154,813
  Depreciation and amortization                                       3,006         2,846           11,531        10,760
  Other income - net                                                 (1,386)       (1,864)          (5,872)       (6,327)
                                                                ------------  ------------     ------------  ------------

          Operating income                                           10,429         8,391           22,958        20,102

Interest and financing costs, net of interest income                  3,893         2,535           15,143        11,036
                                                                ------------  ------------     ------------  ------------

          Income before income taxes                                  6,536         5,856            7,815         9,066

Income taxes                                                            225           306              675           600
                                                                ------------  ------------     ------------  ------------

          Net income                                            $     6,311   $     5,550      $     7,140   $     8,466
                                                                ============  ============     ============  ============

Basic net income  per share of common stock                     $      0.45   $      0.40      $      0.51   $      0.61
                                                                ============  ============     ============  ============

Diluted net income  per share of common stock                   $      0.44   $      0.40      $      0.50   $      0.61
                                                                ============  ============     ============  ============

Weighted average number of shares of common stock outstanding:
          Basic                                                      14,103        13,903           14,103        13,903
                                                                ============  ============     ============  ============

          Diluted                                                    14,464        13,903           14,404        13,903
                                                                ============  ============     ============  ============

The following table reconciles Net income to EBITDA

Net income                                                      $     6,311   $     5,550      $     7,140   $     8,466
Interest and financing costs, net of interest income                  3,893         2,535           15,143        11,036
Income taxes                                                            225           306              675           600
Depreciation and amortization                                         3,006         2,846           11,531        10,760
                                                                ------------  ------------     ------------  ------------
EBITDA                                                          $    13,435   $    11,237      $    34,489   $    30,862
                                                                ============  ============     ============  ============


EBITDA for each period represents the sum of (a) the respective amounts of Net Income set forth above for such period; plus (b) the respective amounts of Interest and Financing Costs, Net of Interest Income, Income Taxes and Depreciation and Amortization. EBITDA is not an alternative measure of operating results or cash flows from operations, as determined in accordance with accounting principles generally accepted in the United States. We have included EBITDA because we believe it is an indicative measure of our operating performance and our ability to meet our debt service requirements and is used by investors and analysts to evaluate companies in our industry. EBITDA is also a measure utilized in a covenant contained in our credit facility and in a covenant in the indenture governing our 9% senior secured notes that limits our ability to incur indebtedness. As presented by us, EBITDA may not be comparable to similarly titled measures reported by other companies.

EBITDA should be considered in addition to, not as a substitute for, operating income, net income, cash flow and other measures of financial performance and liquidity reported in accordance with accounting principles generally accepted in the United States. In addition, a substantial portion of our EBITDA must be dedicated to the payment of interest on our indebtedness and to service other commitments, thereby reducing the funds available to us for other purposes. Accordingly, EBITDA does not represent an amount of funds that is available for management's discretionary use.

Note - In the fiscal year ended January 31, 2004, the Company implemented the provisions of Emerging Issues Task Force No. 02-16, "Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor" (EITF 02-16). Under EITF 02-16, it is presumed that amounts received from vendors should be considered a reduction of product costs, unless certain restrictive criteria are met. Accordingly, the Company was required to record certain amounts as a reduction of cost of goods sold. In the three months ended January 31, 2004, the implementation of EITF 02-16 did not materially impact the operating results. In the fiscal year ended January 31, 2004, the implementation of EITF 02-16 unfavorably impacted Selling, general and administrative expenses by $1,251,000 and favorably impacted Cost of sales by a like amount.